GREEN BALLAST EMPLOYMENT AGREEMENT
(CLARKSON)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 23rd day of June, 2011 (the “Effective Date”), by and between GREEN BALLAST, INC., a Delaware corporation (the “Company”), and KEVIN CLARKSON (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive to serve as the Executive Vice President of Marketing for the Company;

WHEREAS, the Company and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship; and

WHEREAS, to the extent this Agreement provides for any “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Agreement will be administered in compliance with Section 409A of the Code and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

“2011 Plan” means the Company’s 2011 Restricted Stock Plan.

“Agreement” has the meaning set forth in the preamble above.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Award Agreement” means any agreement between the Executive and the Company granting the Executive Options or Restricted Stock.

“Base Salary” means the annual salary to be paid to the Executive as set forth in Section 4(a) of this Agreement.

“Benefit Plans” has the meaning set forth in Section 4(b) of this Agreement.

“Board” means the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in the 2011 Plan.

“Code” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the preamble above.

“Company Shares” means shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Confidentiality Agreement” means that certain Non-Disclosure and Proprietary Rights Agreement between the Company and the Executive in substantially the form attached hereto as Exhibit A.

“Effective Date” has the meaning set forth in the preamble above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning set forth in the preamble above.

“GBL” means Green Ballast, LLC, a Tennessee limited liability company.

“Non-Compete Agreement” means that certain Non-Compete Agreement between the Company and the Executive in substantially the form attached hereto as Exhibit B.

“Option(s)” means (i) any option issued to the Executive pursuant to the 2011 Plan or any other incentive plan adopted by the Company, (ii) other than options described in the preceding clause (i), any option issued to the Executive by the Company to purchase Company Shares, or (iii) any option granted under the plan of any successor company that replaces or assumes the Company’s options.

“Permanent Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Permanent Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the Company, the Executive must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

“Restricted Stock” means (i) any restricted Company Shares issued to the Executive pursuant to the 2011 Plan or any other incentive plan adopted by the Company, or (ii) any restricted stock granted under the plan of any successor company that replaces or assumes the Company’s restricted stock awards.

“Term” has the meaning assigned to it in Section 3(a) of this Agreement.

“Termination Date” means the date on which the employment of the Executive is terminated, which date shall be (i) in the case of the Executive’s death, the date of death, (ii) in the case of the Executive’s Permanent Disability, thirty (30) days after a Termination Notice is given, provided the Executive does not return to the full-time performance of his duties within such thirty (30) day period, (iii) in the case of a Termination Upon Expiration, the date upon which the Term expires, (iv) in the case of a Termination With Cause, the date specified in the Termination Notice, or (v) in all other instances, the date specified as the Termination Date in the Termination Notice, which date shall not be less than ninety (90) days from the date the Termination Notice is given.

“Termination Notice” means a written notice of termination of employment by the Executive or the Company.

“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death or Permanent Disability.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination.  A change in the Executive’s employment status will not be considered a Termination of Employment if the Executive continues to provide services as an employee of the Company or in any other capacity at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period).

“Termination Upon Expiration” means the termination of the Executive’s employment upon the full expiration of the Term, including the full expiration of any extension thereof, following: (i) the Company’s notice to the Executive of the Company’s election to not extend the Term; or (ii) the Executive’s notice to the Company of the Executive’s election to not extend the Term, in each case as provided in Section 3(a) of this Agreement.

“Termination With Cause” means the termination of the Executive’s employment by the Company for any of the following reasons: (i) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company; (ii) the material violation by the Executive of any federal or state law or regulation or the Company’s compliance program in the performance of the Executive’s duties; (iii) the Executive’s breach of the Non-Compete Agreement; (iv) the Executive’s material breach of the Confidentiality Agreement; (v) the Executive’s commission of any act of fraud with respect to the Company; (vi) the Executive’s conviction of, or the Executive’s entry of a guilty plea or plea of nolo contendere with respect to, a felony; or (vii) the Executive’s failure to perform duties, as determined by the Board in its sole but reasonable discretion, consistent with this Agreement or the Executive’s position or to follow or comply with the reasonable directives of the Board or the Executive’s supervisor(s) (to the extent not inconsistent with the terms of this Agreement), provided that (A) the Executive shall have received written notice that specifically identifies the manner in which the Company believes that Executive has engaged in such failure and (B) the Executive shall not have cured such failure within thirty (30) days following receipt of such notice, provided further that such opportunity to cure a failure shall not apply if the Executive has received more than one notice with respect to the same or similar conduct pursuant to this clause (vii) during any twelve (12) consecutive month period.

“Termination Without Cause” means the termination of the Executive’s employment by the Company for any reason other than (i) Termination With Cause, (ii) termination by the Company due to the Executive’s death or Permanent Disability, or (iii) Termination Upon Expiration.

“Voluntary Termination” means the Executive’s voluntary termination of his employment hereunder for any reason.  If the Executive gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. Voluntary refusal to perform services shall not include (i) taking vacation otherwise permitted in accordance with Section 4(c) hereof, (ii) the Executive’s failure to perform services on account of his illness or the illness of a member of the Executive’s immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or (iii) any other absence from service with the written consent of the Board.

2.           Employment; Services.  The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Executive Vice President in charge of marketing for the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided.  The Executive shall assume and discharge such duties and responsibilities as are commensurate with the Executive’s position.  The Executive shall exert his best efforts and devote such amount of his business time and attention to the Company’s affairs as is required for the performance of his duties hereunder.

Executive’s responsibilities will primarily focus on marketing and managing the marketing team.

3.           Term; Termination.

(a)           The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date for purposes of this Agreement and end on March 31, 2013, unless extended or terminated earlier as set forth herein.  On such date and on each successive anniversary thereof, the Term shall be automatically extended for an additional one (1) year period, unless one party gives notice to the other of such party’s election to not extend the then current Term, which notice must be given no later than thirty (30) days prior to the end of the then-current Term.  Notwithstanding the foregoing, employment during any Term shall be subject to earlier termination in accordance with the terms of this Agreement.

(b)           Any purported termination of employment by the Executive or the Company, other than by reason of the Executive’s death, shall be communicated by a Termination Notice.  The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination.

4.           Compensation.

(a)           Base Salary.  During the Term, the Company shall pay the Executive for his services a “Base Salary” of Seventy Five Thousand Dollars ($75,000) per calendar year, to be paid in accordance with customary Company policies.  The Base Salary shall be subject to increase or decrease from time to time, and /or according to policies and practices adopted by the Compensation Committee or the Board, as the case may be.

(b)           Benefit Plans.  During the Executive’s employment, the Executive shall be entitled to participate in, and to all rights and benefits provided by, the health, life, medical, dental, disability, insurance and welfare plans that are maintained from time to time by the Company for the benefit of the Executive, the executives of the Company generally or for the Company’s employees generally, provided that the Executive is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof (collectively, “Benefit Plans”).

(c)           Vacation. The Executive shall be entitled each year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be two (2) weeks, to be taken at such time or times as shall be mutually convenient and consistent with his duties and obligations to the Company.  Vacation accrues based on the Executive's anniversary date.  Any unused vacation shall not be carried into subsequent years.

(d)           Overall Qualification.  Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans without notice or liability to the Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against the Executive.

(e)           Restricted Stock; Vesting.  As part of the Executive’s compensation, Executive shall be issued One Million Eight Hundred Thousand (1,800,000) restricted Company Shares which shall vest in Executive, become unrestricted and be delivered to Executive in accordance with the terms and conditions of the Executive’s Restricted Stock Award Agreement, as well as in accordance with the 2011 Plan.

(f)           Bonus Compensation.  The Executive shall also be entitled to commission bonus compensation of seven and one-half percent (7.5%) on gross sales, payable monthly as hereinafter set forth.

Notwithstanding the foregoing, the commission otherwise payable to the Executive as set forth above shall be reduced by the amount of any fees paid by the Company to IRC-Interstate Realty Corporation (“IRC”) for services rendered by IRC to the Company pursuant to separate agreement, to the extent any such fees are calculated based on the commission bonus otherwise payable to the Executive.

Any commissions paid by the Company to the Executive shall be paid monthly in arrears at the same time and same manner (including withholding) as the Base Salary is paid to the Executive.

The commission payable to the Executive hereunder for sales originated with one (1) or more other employees shall be divided between the Executive and such employee(s) in such manner as they shall mutually agree upon and advise the Company.  If the Executive and such other employee(s) are unable to agree, a special committee appointed by the Company shall make the decision and the Executive agrees such decision shall be final and non-appealable.

5.           Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of documentation indicating the amount and business purposes of any such expenses; provided, that the Executive complies with the Company’s policies and procedures regarding business expenses.

6.           Voluntary Termination; Termination With Cause.  If the Executive shall cease being an employee of the Company on account of the Executive’s Voluntary Termination, or as the result of a Termination With Cause by the Company, the Executive shall forfeit all unvested Restricted Stock which shall be returned to the Company, and the Executive shall have no further rights against the Company under this Agreement after the Termination Date, except for the right to receive (i) any Base Salary and bonus compensation earned but unpaid as of the Termination Date, and (ii) reimbursement of business expenses to which the Executive is entitled as of the Termination Date pursuant to Section 5.  In the event of a Voluntary Termination or a Termination With Cause, the Executive shall continue to be subject to the Confidentiality Agreement and the Non-Compete Agreement.

7.           Termination Upon Death or Permanent Disability.

(a)           Death.  The Executive’s employment with the Company shall terminate automatically upon the Executive’s death.  Upon termination of employment due to the Executive’s death, the Executive’s estate shall have no further rights against the Company hereunder after the Termination Date, except for the right to receive (i) any Base Salary and bonus compensation earned but unpaid as of the Termination Date, (ii) reimbursement of business expenses to which the Executive is entitled as of the Termination Date pursuant to Section 5, plus (iii) provided the Executive’s heir(s) properly elects COBRA continuation coverage, reimbursement of the COBRA premium for health care coverage for the Executive’s surviving spouse and children, as applicable and to the extent eligible for any elected coverage, for up to six (6) months following the Termination Date.  In addition, the Executive’s estate shall be entitled to any vested benefits under the Company’s Benefit Plans and under the Restricted Stock Award Agreement as of the Termination Date, in accordance with the terms of such plans.

(b)           Permanent Disability.  In the event of the Executive’s Permanent Disability, the Company may terminate the Executive’s employment with the Company if the Executive does not return to the full-time performance of his duties within thirty (30) days after a Termination Notice is given.  Upon termination of employment due to the Executive’s Permanent Disability, the Executive shall have no further rights against the Company hereunder after the Termination Date, except for the right to receive (i) any Base Salary and bonus compensation earned but unpaid as of the Termination Date, (ii) reimbursement of business expenses to which the Executive is entitled as of the Termination Date pursuant to Section 5, and (iii) provided the Executive properly elects COBRA continuation coverage, reimbursement of the COBRA premium for health care coverage for the Executive and the Executive’s spouse and children, as applicable and to the extent eligible for any elected coverage, for up to six (6) months following the Termination Date.  In addition, the Executive shall be entitled to any vested benefits under the Company’s Benefit Plans and under the Restricted Stock Award Agreement as of the Termination Date, in accordance with the terms of such plans.  In the event of a termination of employment upon the Executive’s Permanent Disability, the Executive shall continue to be subject to the Confidentiality Agreement and the Non-Compete Agreement.

(c)           Life Insurance.  Upon the Company’s request, the Executive shall cooperate with the Company in obtaining “key man” life insurance on the life of the Executive with death benefits payable to the Company.

8.           Termination Without Cause.  The Company may terminate the Executive’s employment for any reason, or no reason at all, at any time; provided, that upon a Termination Without Cause, the Company shall provide the compensation and benefits set forth in this Section 8.  In the event of a Termination Without Cause, the Executive shall continue to be subject to the Confidentiality Agreement and the Non-Compete Agreement.

Upon the Executive’s Termination Without Cause, unless the Company otherwise elects as set forth hereinbelow, the Company shall pay to the Executive, on the Termination Date, a lump sum amount, which is equal to the sum of (i) any Base Salary and bonus compensation earned but unpaid as of the Termination Date; plus (ii) the balance of Executive’s Base Salary through the end of the then existing Term; and (iii) reimbursement of business expenses to which the Executive is entitled pursuant to Section 5 as of the Termination Date.  Notwithstanding the foregoing, upon termination, in lieu of a lump sum amount the Company may elect to continue paying to Executive the Base Salary through the remainder of the then existing Term in accordance with customary Company payroll policies.

The Company shall also pay the Executive any amounts due to the Executive pursuant to the terms of any Benefit Plans in which the Executive was a participant, in accordance with the terms of such plans.  In addition, provided the Executive properly elects COBRA continuation coverage, the Company shall reimburse the Executive for the cost of COBRA premiums for health care coverage for the Executive and the Executive’s spouse and children, as applicable and to the extent eligible for any elected coverage, for up to six (6) months following the Termination Date.  In addition, the Executive shall be entitled to any vested benefits under the Restricted Stock Award Agreement as of the Termination Date in accordance with the terms thereof.

9.           Change of Control.  Notwithstanding the terms of any Award Agreement heretofore or hereafter granted to the Executive, in the event of a Change of Control, all Options and Restricted Stock granted to the Executive which do not constitute deferred compensation for Code Section 409A purposes shall become fully vested on the date of the Change of Control in accordance with the terms of the 2011 Plan. The Executive shall have the right to exercise any such Options in a manner provided for in the applicable Award Agreement. In the event of any conflict between the terms of this Section 9 and the terms of any Award Agreement granted to the Executive, the terms most favorable to the Company, as determined in the Company’s sole but reasonable discretion, shall control.

10.         Termination Upon Expiration.  If the Executive shall cease being an employee of the Company on account of a Termination Upon Expiration, the Executive shall have no further rights against the Company hereunder after the Termination Date, except for the right to receive (i) any Base Salary and bonus compensation earned but unpaid as of the Termination Date, and (ii) reimbursement of business expenses to which the Executive is entitled as of the Termination Date under Section 5.  In addition, the Executive shall be entitled to any vested benefits under the Restricted Stock Award Agreement as of the Termination Date in accordance with the terms of such plan.  In the event of any Termination Upon Expiration, the Executive shall continue to be subject to the Confidentiality Agreement.  In the event of a Termination Upon Expiration caused by the Company (i.e., the Company gave notice to the Executive of the Company’s election to not extend the Term pursuant to Section 3(a)), then (a) for purposes of any Award Agreement granted to the Executive, the Termination Upon Expiration shall constitute an involuntary termination of the Executive’s employment by the Company, and not a voluntary termination by the Executive, and (b) the Executive shall not be subject to the Non-Compete Agreement following the Termination Date. In the event of a Termination Upon Expiration caused by the Executive (i.e., the Executive gave notice to the Company of the Executive’s election to not extend the Term pursuant to Section 3(a)), then (x) for purposes of any Award Agreement granted to the Executive, the Termination Upon Expiration shall constitute a voluntary termination of employment by the Executive, and (y) the Executive shall continue to be subject to the Non-Compete Agreement following the Termination Date.

11.         Exclusive Remedy.  To the extent permitted by applicable law, the payments contemplated by Section 7, Section 8, and Section 10 shall constitute the exclusive and sole remedy for any termination of the Executive’s employment due to death or Permanent Disability, any Termination Without Cause, or any Termination Upon Expiration.  The Executive agrees, for himself and any administrator, beneficiary, devisee, executor, heir, legatee or personal representative, (i) to not assert or pursue any remedies, other than an action to enforce the payments due to the Executive (or the Executive’s estate) under this Agreement, at law or in equity, with respect to the termination of the Executive’s employment under Section 7, Section 8, or Section 10, as applicable, and (ii) to execute a release and waiver on such terms and conditions as the Company may reasonably require as a condition of entitlement to such payments.

12.         Confidentiality and Noncompetition. The Executive shall enter into the Confidentiality Agreement and Non-Compete Agreement.  The Executive’s execution of those agreements is a material inducement for the Company to enter into this Agreement.  Therefore, this Agreement will be null and void unless the Executive enters into the Confidentiality Agreement and the Non-Compete Agreement.

13.         Employment Status.  The parties acknowledge and agree that the Executive is an employee of the Company, not an independent contractor.  Any payments made to the Executive by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective whether such payments are made subsequent to the Termination Date.

14.         Notices.  All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	Green Ballast, Inc. 2620 Thousand Oaks, Suite 4000 Memphis, TN 38118 Attn: J. Kevin Adams

To the Executive:	Kevin Clarkson 2620 Thousand Oaks, Suite 4000 Memphis, TN 38118

15.         Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. In the event of any inconsistencies between the terms of this Agreement and any Award Agreement, the terms of this Agreement shall govern.

16.         Arbitration.  Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Tennessee at a location specified by the party seeking such arbitration.

(a)           The Arbitrators.  Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties.  Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated.  The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of an Arbitrator, and such party’s substantive position in the arbitration.  The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position.  The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria.  The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Section 16(b) below within thirty (30) days after being notified of their selection.  The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b)           Arbitration Procedures.  Arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except to the extent the provisions of such are modified by this Agreement or the subsequent mutual agreement of the parties.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

17.           Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee without giving effect to conflict of laws principles thereof.

18.           Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement.

19.           Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

GREEN BALLAST, INC.

By:	/s/ Kevin Adams
Name: Kevin Adams
Title: CEO

EXECUTIVE:
/s/ Kevin Clarkson
Kevin Clarkson

Exhibit A

GREEN BALLAST, INC.
NON-DISCLOSURE AND PROPRIETARY RIGHTS AGREEMENT

In consideration and as a condition of my employment (or my continued employment) with GREEN BALLAST, INC., or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my receipt of Confidential Information (as defined in Section 2 below) and of the compensation now and hereafter paid to me by the Company, the undersigned (hereinafter referred to as “Employee”) hereby acknowledges and agrees to the following:

1.           Purpose of Agreement.  Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Confidential Information (as defined in Section 2 below), its rights in Inventions (as defined in Section 7 below) and in all related intellectual property rights.  Accordingly, Employee is entering into this Non-Disclosure and Proprietary Rights Agreement (this “Agreement”) as a condition of his or her employment (or continued employment) with the Company, regardless of whether Employee is expected to create Inventions of value for the Company.

2.           Non-Disclosure of Confidential Information.  At all times during his or her employment with the Company and thereafter, Employee will hold the Confidential Information in strictest confidence and Employee will not disclose, communicate, reproduce, copy, publish, license, distribute, modify, adapt, transmit, reverse engineer, decompile, disassemble or use any Confidential Information, except (a) as may be necessary for Employee to perform his or her duties as an employee of the Company for the exclusive benefit of the Company or (b) to the extent an officer of the Company expressly authorizes such in writing.  Employee will take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Confidential Information and to satisfy Employee’s obligations under this Agreement. Employee will notify the Company immediately upon discovery of any loss, misuse, misappropriation or disclosure of Confidential Information or any other breach of this Agreement by Employee, and Employee will cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

For purposes of this Agreement, the term “Confidential Information” means, but is not limited to, all information that is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably knowable by the Company’s competitors or by the general public through lawful means.  Without limiting the generality of the foregoing, such Confidential Information also includes, but is not limited to, all Proprietary Rights (as defined in Section 3 below), all Third Party Information (as defined in Section 4 below) and all information regarding the Company’s operations, research and development efforts, plans for products or services, methods of doing business, business strategies, customers, suppliers, service providers, manufacturers, business relations, product prices and costs, markets, marketing plans, budgets and forecasts, financial information and/or Inventions, as well as information regarding the skills, know how and compensation of other employees of the Company. Confidential Information may be expressly designated as confidential or proprietary on its face (whether verbally, in writing or otherwise) or be of such a nature that a reasonable person under the circumstances should understand or believe it to be confidential or proprietary.  Confidential Information may be oral, written, recorded magnetically or electronically or otherwise stored, and may be that which Employee originates as well as that which otherwise comes into the possession or knowledge of Employee.

3.           Recognition of Company’s Rights.  Employee acknowledges and agrees that all Confidential Information will be the sole property of the Company and that the Company will be the sole owner of all patents, patent applications, design patents or registration, design patent applications, copyrights, mask works, trademarks, trade secrets and all other intellectual property rights throughout the world (collectively, "Proprietary Rights") in connection therewith.  Accordingly, Employee hereby assigns and agrees to assign to the Company any rights Employee may have or acquire in any Confidential Information and Proprietary Rights.

4.           Non-Disclosure of Third Party Information. Employee understands that the Company may from time to time receive from third parties confidential information ("Third Party Information"), subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  At all times during Employee’s employment with the Company and thereafter, Employee will hold the Third Party Information in strictest confidence and Employee will not disclose, communicate, reproduce, copy, publish, license, distribute, modify, adapt, transmit, reverse engineer, decompile, disassemble or use any Third Party Information, except (a) as may be necessary for Employee to perform his or her duties as an employee of the Company for the exclusive benefit of the Company or (b) to the extent an officer of the Company expressly authorizes such in writing.  Employee will take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Third Party Information and to satisfy Employee’s obligations under this Agreement. Employee will notify the Company immediately upon discovery of any loss, misuse, misappropriation or disclosure of Third Party Information or any other breach of this Agreement by Employee, and Employee will cooperate with the Company in every reasonable way to help the Company prevent its further unauthorized use or disclosure.

5.           Return of Information; Inspections.  Employee will, at the Company’s request and/or upon termination of the employment relationship for any reason, return all originals, copies, reproductions and summaries of any Confidential Information and all other tangible materials and devices provided to Employee as Confidential Information or containing Confidential Information, and/or, at the Company’s option, certify destruction of the same. In addition, Employee will, at the Company’s request and/or upon termination of the employment relationship for any reason, return all originals, copies, reproductions and summaries of any Third Party Information and all other tangible materials and devices provided to Employee as Third Party Information or containing Third Party Information, and/or, at the Company’s option, certify destruction of the same.  Upon termination of his or her employment with the Company, Employee will promptly deliver to the Company all property in Employee’s possession, custody or control that is owned by the Company.  Employee agrees that any property situated on the Company’s premises and owned by the Company, including, but not limited to, computers, disks and other storage media, is subject to inspection by Company personnel at any time without notice.

6.           No Improper Use of Materials.  During his or her employment with the Company, Employee will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employer or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

7.           Assignment of Inventions.  Employee hereby irrevocably assigns to the Company all right, title and interest of Employee in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable, copyrightable or protectable as trade secrets, made, conceived, reduced to practice or created by Employee, either alone or jointly with others, during the period of his or her employment with the Company.  Employee acknowledges that all original works of authorship which are made by Employee (alone or jointly with others) within the scope of his or her employment and which are copyrightable are "works made for hire," as that term is defined in the United States Copyright Act.  In addition to the foregoing assignment of Inventions (and all Proprietary Rights with respect thereto) to the Company, Employee hereby irrevocably assigns to the Company any and all Moral Rights (as defined below) that Employee may have in or with respect to any Invention, and Employee forever waives and agrees not to assert any and all Moral Rights he or she may have in or with respect to any Invention, even after termination of employment with the Company.

For purposes of this Agreement, the term “Inventions” means inventions, discoveries, improvements, designs, techniques, ideas, processes, compositions of matter, formulas, data, software programs, databases, mask works, works of authorship, know-how and trade secrets.

For purposes of this Agreement, the term “Moral Rights” means any right to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country or under any treaty, regardless of whether such right is denominated or generally referred to as a “moral right.”

8.           Disclosure of Inventions.  Employee will promptly disclose to the Company all Inventions that Employee makes, conceives, reduces to practice or creates, either alone or jointly with others, during the period of his or her employment with the Company.  In addition, Employee will disclose to the Company all patent applications filed by Employee within three (3) years after termination of employment with the Company.

9.           Assistance.  Employee agrees to assist the Company in every proper way to obtain and, from time to time, enforce United States and foreign Proprietary Rights relating to Inventions assigned hereunder to the Company in any and all countries.  To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Employee’s obligation to assist the Company with respect to Proprietary Rights relating to Inventions in any and all countries will continue beyond the termination of Employee’s employment, but the Company agrees to compensate Employee at a reasonable rate after Employee’s termination for the time actually spent by Employee at the Company's request on such assistance.  Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on behalf of Employee (a) to execute, verify and file any document needed in connection with the actions specified in this section and (b) to do all other lawfully permitted acts to further the purposes of this section, in each case with the same legal force and effect as if executed or performed by Employee.  Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

10.           Prior Inventions.  Inventions, if any, which Employee made prior to the commencement of his or her employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Employee has set forth on Exhibit A hereto a complete list of all Inventions that Employee, whether alone or jointly with others, has conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of his or her employment with the Company, that Employee considers to be his or her property or the property of third parties and that Employee wishes to have expressly excluded from the scope of this Agreement.

11.           Efforts; Non-Competition.  Employee acknowledges that his or her employment with the Company requires his or her full attention and effort during normal business hours, and Employee will give his or her best effort, skill and inventive ability to the business interests of the Company.  During the term of his or her employment with the Company, Employee will not, directly or indirectly, participate in the management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person or entity that competes anywhere in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted (a “Competing Business”), nor will Employee engage in any other activities that conflict with his or her obligations to the Company.

12.           Non-Solicitation.  During the term of his or her employment by the Company and for a period of one (1) year after the date his or her employment with the Company ends for any reason, Employee will not, directly or indirectly, (a) hire, engage or solicit to hire or engage any individual who is engaged as a contractor or consultant or employed by the Company or who was engaged as a contractor or consultant or employed by the Company within six months of the proposed solicitation, hire or engagement, (b) otherwise induce or attempt to induce any individual who is engaged as a contractor or consultant or employed by the Company to terminate such engagement or employment, (c) in any way interfere with the relationship between the Company and any individual who is engaged as a contractor or consultant or employed by the Company; (d) contact, solicit, divert, appropriate or call upon with the intent of doing business with (other than for the exclusive benefit of the Company) any customer of the Company if the purpose of such activity is to solicit such customer or prospective customer for a Competing Business, to encourage such customer to discontinue, reduce or adversely alter the amount of such customer’s business with the Company or to otherwise interfere with the Company’s relationship with such customer, or (e) in any way interfere with the Company’s relationship with any supplier, manufacturer, service provider or other business relation of the Company.

13.           No Conflicting Obligation.  Employee represents and agrees that his or her performance of the provisions of this Agreement does not, and will not, breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to his or her employment by the Company.  Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.

14.           Reasonableness of Restrictions.  Employee agrees that the restrictions on Employee’s activities outlined in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests, that the consideration provided by the Company is fair and reasonable, and that given the importance to the Company of its Confidential Information, the post-employment restrictions on Employee’s activities are likewise fair and reasonable.

15.           Injunctive Relief.  Employee acknowledges and agrees that failure to adhere to the terms of this Agreement will cause the Company irreparable damage for which monetary damages alone would be inadequate compensation.  Therefore, Employee agrees that, in addition to monetary damages, the Company will be entitled to an injunction and other equitable relief, including ex parte injunctive relief, in the event of any breach or threatened breach (such threatened breach being determined in the sole judgment of the Company) of the provisions of this Agreement. Employee waives the making of a bond or showing actual damages as a condition for obtaining injunctive relief.  Such remedy shall not be deemed the exclusive remedy for the breach of this Agreement by Employee, but will be in addition to all other remedies available to the Company whether at law or in equity.  Additionally, if Employee breaches this Agreement, the Company will be entitled to its reasonable attorney’s fees and costs associated with enforcing this Agreement.  Notwithstanding any judicial determination that any provision of this Agreement is not specifically enforceable, the Company will nonetheless be entitled to recover monetary damages as a result of any breach by Employee.

16.           Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the state of Tennessee, without giving any effect to that state’s conflict of laws principles.

17.           Employment.  Employee acknowledges and agrees that this Agreement does not create an employment contract with the Company for any term, nor does it in any way limit the Company’s right to otherwise terminate Employee’s employment.  Any change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

18.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in a manner to be effective, valid and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still have such similar provision be construed and enforced as legal, valid, and enforceable.

19.           Amendments; Waivers.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.

20.           Assignment.  The Company may assign its rights under this Agreement. This Agreement, and the duties and obligations of Employee hereunder, may not be assigned or delegated by Employee.

21.           Survival.  The terms of this Agreement, and Employee’s duties and obligations hereunder, will survive any termination of Employee’s employment with the Company for any reason.

22.           Headings.    Headings in this Agreement are for informational purposes only and will not be used to construe the intent of this Agreement.

23.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and Employee concerning the matters addressed herein.

24.           Further Assurances. Employee will cooperate reasonably with the Company in connection with any steps required to be taken as part of Employee’s obligations under this Agreement, and Employee will (a) execute and deliver to the Company such other documents, and (b) do such other acts and things, in each case as the Company may reasonably request for the purpose of carrying out the provisions of this Agreement.

25.           Acknowledgment.  Employee acknowledges that he or she has received a copy of this Agreement, which he or she has read and understood, and Employee voluntarily agrees to abide by its terms.  Employee authorizes the Company to notify any future employer(s) of Employee of the terms of this Agreement and Employee’s obligations hereunder.

*****

/s/ Kevin Clarkson		9/21/11
Employee Signature		Date

Kevin Clarkson
Employee Name

Accepted by:

GREEN BALLAST, INC.

By:	/s/ Kevin Adams

Name: Kevin Adams

Title: CEO

Exhibit A

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment with the Company that have been made, conceived, first reduced to practice or created by me, alone or jointly with others, prior to my employment with the Company that I desire to remove from the operation of the Company's Non-Disclosure and Proprietary Rights Agreement:

☑	No inventions or improvements

☐	See below:

☐	Additional sheets attached.

I propose to bring to my employment the following materials and documents of a former employer:

☑	No materials or documents

☐	See below:

☐	Additional sheets attached.

/s/ Kevin Clarkson	9/21/11
Employee Signature	Date

Kevin Clarkson
Employee Name

Exhibit B

GREEN BALLAST, INC.
NON-COMPETITION AGREEMENT

In consideration and as a condition of my employment (or my continued employment) with GREEN BALLAST, INC. , or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my receipt of the compensation now and hereafter paid to me by the Company, the undersigned (hereinafter referred to as “Employee”) hereby acknowledges and agrees to the following:

1.           Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

(a)           “Conflicting Organization” means any individual or entity that, directly or indirectly, engages in, or is about to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Conflicting Product.

(b)           “Conflicting Product” means lighting ballasts or product, goods, products, product lines or services, and each and every component thereof, developed, designed, produced, manufactured, marketed, promoted, sold, supported or serviced, or that are in development or the subject of research, by anyone other than the Company that are the same or similar to, perform any of the same or similar functions as, may be substituted for, or are intended or used for any of the same purposes as, a Company Product.

(c)           “Company Product” means any lighting ballasts or product, goods, products, product lines or services (i) that during the last one (1) year in which Employee was employed by the Company, Employee, or persons under Employee’s management, direction or supervision, performed research regarding, designed, developed, produced, manufactured, marketed, promoted, sold, solicited sales of, supported or serviced on behalf of the Company, or (ii) with respect to which Employee at any time received or otherwise obtained or learned Confidential Information.

(d)           “Restricted Area” means the United States of America [or in any other country in which the Company sells Company Products].

2.           Efforts; Non-Competition.  Employee acknowledges that his or her employment with the Company requires his or her full attention and effort during normal business hours, and Employee will give his or her best effort, skill and inventive ability to the business interests of the Company.  During the term of his or her employment with the Company, Employee will not, directly or indirectly, participate in the management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any individual or entity that competes with the Company in the Restricted Area in the conduct of the business of the Company as conducted or as proposed to be conducted, nor will Employee engage in any other activities that conflict with his or her obligations to the Company.

In addition, for a period of one (1) year after the date his or her employment with the Company ends for any reason, Employee will not, directly or indirectly, participate in the management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Conflicting Organization in the Restricted Area in connection with or relating to a Conflicting Product.

3.           No Conflicting Obligation.  Employee represents and agrees that his or her performance of the provisions of this Agreement does not, and will not, breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to his or her employment by the Company.  Employee agrees not to enter into any agreement, either written or oral, in conflict herewith.

4.           Reasonableness of Restrictions.  Employee agrees that the restrictions on Employee’s activities outlined in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests, that the consideration provided by the Company is fair and reasonable, and that the post-employment restrictions on Employee’s activities are fair and reasonable.

5.           Injunctive Relief.  Employee acknowledges and agrees that failure to adhere to the terms of this Agreement will cause the Company irreparable damage for which monetary damages alone would be inadequate compensation.  Therefore, Employee agrees that in addition to monetary damages, the Company will be entitled to an injunction and other equitable relief, including ex parte injunctive relief, in the event of any breach or threatened breach (such threatened breach being determined in the sole judgment of the Company) of the provisions of this Agreement. Employee waives the making of a bond or showing actual damages as a condition for obtaining injunctive relief.  Such remedy shall not be deemed the exclusive remedy for the breach of this Agreement by Employee, but will be in addition to all other remedies available at law or in equity to the Company. Additionally, if Employee breaches this Agreement, the Company will be entitled to its reasonable attorney’s fees and costs associated with enforcing this Agreement.  Notwithstanding any judicial determination that any provision of this Agreement is not specifically enforceable, the Company will nonetheless be entitled to recover monetary damages as a result of any breach by Employee.

6.           Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the state of Tennessee, without giving any effect to that state’s conflict of laws principles.

7.           Employment.  Employee acknowledges and agrees that this Agreement does not create an employment contract with the Company for any term, nor does it in any way limit the Company’s right to otherwise terminate Employee’s employment.  Any change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

8.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in a manner to be effective, valid and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still have such similar provision be construed and enforced as legal, valid, and enforceable.

9.           Amendments; Waivers.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.

10.           Assignment.  The Company may assign its rights under this Agreement. This Agreement, and the duties and obligations of Employee hereunder, may not be assigned or delegated by Employee.

11.           Survival.  The terms of this Agreement, and Employee’s duties and obligations hereunder, will survive any termination of Employee’s employment with the Company for any reason.

12.           Headings.  Headings in this Agreement are for informational purposes only and will not be used to construe the intent of this Agreement.

13.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and Employee concerning the matters addressed herein.

14.           Further Assurances. Employee will cooperate reasonably with the Company in connection with any steps required to be taken as part of Employee’s obligations under this Agreement, and Employee will (a) execute and deliver to the Company such other documents, and (b) do such other acts and things, in each case as the Company may reasonably request for the purpose of carrying out the provisions of this Agreement.

15.           Acknowledgment.  Employee acknowledges that he or she has received a copy of this Agreement, which he or she has read and understood, and Employee voluntarily agrees to abide by its terms.  Employee authorizes the Company to notify any future employer(s) of Employee of the terms of this Agreement and Employee’s obligations hereunder.

/s/ Kevin Clarkson	9/21/11
Employee Signature	Date

Kevin Clarkson
Employee Name

Accepted by:

GREEN BALLAST, INC.

By:	/s/ Kevin Adams

Name: Kevin Adams

Title: CEO